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                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 9, 1998, relating to the financial statements and financial highlights of The Hudson River Trust, which appears in such Statements of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Prospectuses and to the references to us under the heading "Other Services--Independent Accountants" in such Statements of Additional Information.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York
April 24, 1998